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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to (1) the incorporation by reference in this Registration Statement on Form S-3 of our report dated
August 7, 2000 (except with respect to the stock split discussed in Note 1, as to which the date is September 18, 2000), included in Avnet, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000; (2) the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 25, 1999, on the consolidated financial statements of Marshall Industries, which report is included in Avnet, Inc.'s Current Report on Form 8-K bearing the cover date of October 20, 1999 and (3) all references to our firm included in this Registration Statement.


                             /s/ ARTHUR ANDERSEN LLP


Phoenix, Arizona
September 25, 2000